                 AMENDED AND RESTATED PROMISSORY NOTE (SECURED)


$24,500,000.00                                                  October 27, 1998

         FOR VALUE RECEIVED, the undersigned, NET 2 L.P., a Delaware limited partnership Borrower"), promises to pay to the order of NATIONSCREDIT COMMERCIAL CORPORATION, a Delaware corporation with a principal place of business at 187 Danbury Road, Wilton, Connecticut 06897 ("Lender"), to the account set forth in
Section 2.6 below or at such other place as Lender may from time to time direct, the principal sum of TWENTY-FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS ($24,500,000.00), or so much thereof as may have been advanced pursuant hereto and to the Loan Agreement, on or before the Maturity Date (both as defined below), together with interest thereon, all as hereinafter provided. Except as otherwise provided for herein, interest shall be computed and accrue on the principal amount hereof from time to time outstanding from the date advanced to the date of payment at a rate per annum equal to the Interest Rate (as defined below).

         1. Definitions. In addition to terms defined elsewhere in this Note, the following terms shall have the following definitions:

                  1.1. "Additional Amortization Payment" shall mean an additional payment of principal equal to 100% of the Net Cash Flow (as defined in the Loan Agreement) for the Loan Month in question.

                  1.2. "Advance" shall have the meaning set forth in the Loan Agreement.

                  1.3. "Base Rate" shall mean the LIBOR Rate plus three and fifteen hundredths percent (3.15%) per annum.

                  1.4. "Business Day" shall have the meaning set forth in the Loan Agreement.

                  1.5. "Commercial Paper Rate" shall mean, for each Loan Month, the highest discount rate reported as having been the rate in effect for "high-grade unsecured notes" having thirty (30) day maturities "sold through dealers by major corporations" (whether or not such notes have actually been sold by such dealers at such rates) in the "Money Rates" column of The Wall Street Journal (the "Published Rate") published on the first Publication Date of the applicable Loan Month. If The Wall Street Journal (i) publishes more than one Published Rate on any Publication Date, the higher of such rates shall apply, or (ii) publishes a retraction or correction of any Published Rate, the corrected rate reported in such retraction or correction shall apply. If the Published Rate is no longer published at least monthly, in the sole and absolute discretion of Lender, either (x) the Commercial Paper Rate shall be deemed to be such other discount rate reported as having been the rate in effect for "high grade unsecured notes" reported in The Wall Street Journal and reasonably satisfactory to Lender, or (y) the Interest Rate shall be deemed to be the Substitute Rate.

                  1.6. "Default Rate" shall mean a rate per annum equal to the lesser of (i) five percent (5%) per annum plus the Base Rate, and (ii) the Maximum Rate.

                  1.7. "Dollars" and the symbol "$" shall mean lawful money of the United States of America.

                  1.8.  "Excess Funds" shall have the meaning set forth in
Section 3.1.O of the Loan Agreement.

                  1.9. "Extension Fee" shall mean one percent 1% of the outstanding principal balance of the Loan on the first (1st) day of first Extended Term and 2% of the outstanding principal balance of the Loan on the first (1st) day of the second Extended Term.

                  1.10. "Extension Notice" shall mean written notice from Borrower to Lender of the exercise by Borrower of one of its options to extend the term of the Loan pursuant to Section 4 below.

                  1.11. "Extended Term" shall mean the period commencing May 2, 2000 and terminating May 1, 2001 with respect to the first Extended Term, and the period commencing May 2, 2001 and terminating May 1, 2002 with respect to the second Extended Term.

                  1.12. "Event of Default" shall mean any one or more of the following: (i) failure by Borrower to pay any installment of principal or interest under this Note within five (5) days following the due date thereof,
(ii) the failure by Borrower to pay all sums owed to Lender under this Note and every Loan Document on or before the Maturity Date, and (iii) the occurrence of any Event of Default under the Loan Agreement, any of the Mortgages or any other Loan Document.

                  1.13. "Incipient Default" shall have the meaning set forth in the Loan Agreement.

                  1.14. "Interest Rate" shall mean the lesser of (i) the Maximum Rate, and (ii) the Base Rate, the Default Rate or the Substitute Rate, as applicable, from time to time in effect hereunder.

                  1.15. "LIBOR Rate" shall mean, for each Loan Month the one month LIBOR (London Interbank Offered Rate) Rate published in The Wall Street Journal (the "Reported Rate") on the first Publication Date of the applicable Loan Month. If The Wall Street Journal (i) publishes more than one Reported Rate on any

Publication Date, the higher or highest of such rates shall apply, or (ii) publishes a retraction or correction of any Reported Rate, the corrected rate reported in such retraction or correction shall apply. If the Reported Rate is no longer published at least monthly, in the sole and absolute discretion of Lender, either (x) the LIBOR Rate shall be deemed to be such other London Interbank Offered Rate published in The Wall Street Journal and reasonably satisfactory to Lender, or (y) the Interest Rate shall be deemed to be the Substitute Rate.

                  1.16. "Loan" shall mean the loan from Lender to Borrower evidenced by this Note.

                  1.17. "Loan Agreement" shall mean that certain Loan Agreement of dated May 31, 1994 between Lender and Borrower, as amended by a First Amendment to Loan Agreement dated as of September 28, 1998 and by a Second Amendment to Loan Agreement dated this date, as the same may be modified or amended from time to time.

                  1.18. "Loan Documents" shall have the meaning set forth in the Loan Agreement.

                  1.19. "Loan Month" shall mean any full calendar month during the term of this Note. The first Loan Month shall be November, 1998 and shall deemed to include the partial month commencing on the date of this Note.

                  1.20. "Maturity Date" shall mean the earliest to occur of: (i) May 1, 2000; or (ii) if the term of this Note is extended pursuant to Section 4 below, the last day of the applicable Extended Term; or (111) the date on which the entire principal amount evidenced by this Note and all accrued and unpaid interest thereon shall be paid or be required to be paid in full, whether by prepayment, acceleration or otherwise in accordance with the terms of this Note or any of the Loan Documents.

                  1.21. "Maximum Rate" shall mean the maximum interest rate allowed by applicable law in effect with respect to the Loan on the date for which a determination of interest accrued hereunder is made and after taking into account all fees, payments and other charges which are, under applicable law, characterized as interest.

                  1.22. "Mortgage" shall mean the Mortgages (as defined in the Loan Agreement) from Borrower to or for the benefit of Lender securing the Loan, as the same may be modified or amended from time to time and any additional mortgages or deeds of trust from Borrower to or for the benefit of Lender securing the Loan.

                  1.23. "Mortgaged Property" shall have the meaning set forth in the Mortgages.

                  1.24. "Prepayment Factor" shall mean (i) five percent (5%) commencing on the first day of the first Loan Month through and including the last day of the first Loan Month, declining by 0.278% per month on the first day of each subsequent Loan Month. Commencing on and at all times after the first day of the nineteenth (19th) Loan Month, the Prepayment Factor shall be zero.

                  1.25. "Prepayment Fee" shall mean the product of (i) the outstanding principal balance of this Note at the time of a prepayment, and (ii) the Prepayment Factor then in effect.

                  1.26. "Publication Date" shall mean for purposes of calculating the Commercial Paper Rate and/or the LIBOR Rate, any date on which the Commercial Paper Rate and/or the LIBOR Rate, as applicable, is published in The Wall Street Journal.

                  1.27. "Prime Rate" shall mean the rate per annum announced by Citibank, N.A. as its prime or base rate from time to time and in effect on the first day of each Loan Month or such other rate announced by a New York City based money center bank reasonably satisfactory to Lender as its prime or base rate.

                  1.28. "Substitute Rate" shall mean the Commercial Paper Rate plus three and fifteen hundredths percent (3.15%) per annum; provided, however, if the Commercial Paper Rate is not available to Lender, the Substitute Rate shall be deemed to be the sum of the Prime Rate and two and one-half percent (2.5%) per annum.

         2. Payment of Interest and Principal.

                  2.1. Commencing on the first day of the second Loan Month and on the first day of each Loan Month thereafter and on the Maturity Date, Borrower shall pay to Lender (i) interest at the Interest Rate on the principal amount hereof then outstanding, and (ii) installments of principal for each Loan Month in the amounts set forth on Exhibit A attached hereto, which monthly installments are calculated to be equal to the amount which would be sufficient to amortize the principal balance of this Note over a twenty (20) year term commencing on the date hereof, with respect to the primary term, and, with respect to the first Extended Term, if any, over a ten (10) year term commencing on the date hereof, with interest accruing thereon at 8.75% per annum.

                  2.2. Commencing on the twentieth (20th) day of each Loan Month during the second Extended Term and on the 20th day of each Loan Month thereafter in addition to the foregoing payments of principal and interest, Borrower shall, pursuant to Section 5 below, pay to Lender the Additional Amortization Payment. All such Additional Amortization Payments shall be applied to the repayment of the Loan in the order and priority set forth in subsection
2.10 below.

                  2.3. In addition to the payments required under subsections
2.1 and 2.2 above, Lender shall have the right, subject to and in accordance with Subsection 3.1 0. of the Loan Agreement, to apply Excess Funds held by Lender to payment of (x) the outstanding principal balance of this Note, or (y) upon the occurrence of an Event of Default, amounts then due and payable under the Loan Documents in such order and priority as Lender may elect in its sole and absolute discretion. Said mandatory payments made pursuant to Subsection 3.1
0. of the Loan Agreement shall not be subject to the Prepayment Fee.

                  2.4. The entire outstanding principal amount of the Loan, and all accrued and unpaid interest thereon, shall be due and payable on the Maturity Date. Borrower acknowledges and agrees that a substantial portion of the principal balance evidenced by this Note will be outstanding and due and payable on the Maturity Date.

                  2.5. All payments hereunder shall be made by wire transfer of immediately available federal funds without set-off or counterclaim and shall be made to the following account of Lender prior to 1:30 p.m., Eastern Time, on the date due:

                  THE FIRST NATIONAL BANK OF CHICAGO
                  CHICAGO, ILLINOIS 60670
                  ABA #071000013
                  ACCOUNT NUMBER: #55-84043
                  ACCOUNT NAME: NATIONSCREDIT COMMERCIAL CORPORATION
                  REFERENCE: NET 2 L.P.

Whenever any payment to be made hereunder shall be stated to be due on a date other than a Business Day, such payment may be made on the next Business Day, and such extension of time shall be included in the calculation of interest on such principal. Any payments received after 1:30 p.m., Eastern Standard Time shall be deemed received on the next Business Day and shall include interest to such next Business Day.

                  2.6. All interest required to be paid by Borrower hereunder shall be calculated on the basis of a year consisting of 360 days and shall be paid in arrears for the actual number of days elapsed, calculated as to each Advance from and including the date the applicable period commences to, but not including, the date such period ends.

                  2.7. If any regular monthly installment of principal and interest shall not be paid at the place required under this Note on or before the fifth (5th) day following the due date thereof, Borrower shall pay to Lender a late charge (the "Late Charge") of five cents ($0.05) for each Dollar so overdue in order to compensate Lender for its frustration in the meeting of its financial and loan commitments and to defray part of Lender's expenses incident to handling such delinquent payments. This charge shall be in addition to any other remedy Lender may have and is in addition to Lender's right to collect reasonable fees and charges of any agents or attorneys which Lender employs in connection with any Event of Default. To the extent that any Late Charge shall constitute interest under applicable law, the amount thereof, together with all other interest hereunder and under the Loan Documents, shall be expressly limited to the Maximum Rate. Nothing herein contained shall be deemed to constitute a waiver or modification of the due date for such installments or any deposits required to be made hereunder or under any of the Loan Documents or the requirement that Borrower make all payments of installments and deposits as and when the same are due and payable. In addition, Borrower shall pay to Lender interest at the Default Rate on (i) any part of any regular monthly installment of principal and interest which is not paid on or before the fifth (5th) day following the due date thereof, and (ii) any other amounts owed to Lender hereunder or under any Loan Document which are not paid on or before the fifth (5th) day following the due date thereof; such interest at the Default Rate shall be calculated from the date the payment in question became due to the date such payment is made.

                  2.8. If at any time the Base Rate exceeds the Maximum Rate and the Interest Rate is reduced to the Maximum Rate, any subsequent reductions in the Base Rate to a level which is less than the Maximum Rate shall not reduce the Interest Rate below the Maximum Rate unless and until the total amount of the interest accrued and actually paid on this Note equals the amount of interest which would have been paid or accrued if the Interest Rate had at all times been equal to the Base Rate.

                  2.9. All agreements between Borrower and Lender, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event, whether by reason of acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid to Lender for the use, forbearance, or detention of the money to be loaned under this Note or otherwise or for the payment or performance of any covenant or obligation contained herein or in any other document evidencing, securing or pertaining to the Loan exceed the Maximum Rate. If from any circumstances whatsoever fulfillment of any provision hereof or any of such other agreements shall cause the amount paid to exceed the Maximum Rate, then ipso facto, the amount paid to Lender shall be reduced to the Maximum Rate, and if from any such circumstances Lender shall ever receive interest which exceeds the Maximum Rate, such amount which would be excessive interest shall be applied to the reduction of the principal of this Note and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note, such excess shall be refunded to Borrower. All sums paid or agreed to be paid to Lender for the use, forbearance or detention of the indebtedness of Borrower to Lender shall, to the extent permitted by applicable law, (i) be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full, so that the actual rate of interest on account of such indebtedness does not exceed the Maximum Rate throughout the term thereof; (ii) be characterized as a fee, expense or charge other than interest; and (iii) exclude any voluntary prepayments and the effects thereof. The terms and provisions of this subsection 2.9 shall control and supersede every other provision of all agreements between Lender and Borrower.

                  2.10. Except as otherwise expressly provided in this Note, the Loan Agreement or the Mortgage, each payment received by Lender shall be applied by Lender to amounts outstanding under the Loan Documents in the following order and priority: (a) first, to the payment of all costs and expenses incurred by Lender in connection with the Loan, which expenses are reimbursable by Borrower pursuant to the terms and conditions of the Loan Documents, including but not limited to the payment of Lender's costs and expenses of taking possession of the Mortgaged Property and of holding, using, leasing, repairing, improving, and selling the same, including, without limitation, payment of legal fees and expenses including fees and expenses incurred on appeals, and the fees of a receiver; (b) second, to the payment of any applicable Prepayment Fee; (c) third, to all unpaid Late Charges; (d) fourth, to the payment of accrued and unpaid interest on this Note at the Default Rate; (e) fifth, to the payment of accrued and unpaid interest on this Note at the Base Rate; (f) sixth, so long as no Event of Default or Incipient Default exists, to the payment of any reserves or escrows required under the Loan Documents; (g) seventh, to the unpaid principal balance of this Note; and (h) eighth, to Borrower's obligations under
Section 8.20 of the Loan Agreement and to Borrower's obligations under the Hazardous Substances Indemnity Agreement of dated May 31, 1994.

         3. Prepayment.

                  3.1. The Loan may not be prepaid, in whole or in part, at any time during the term hereof, except as expressly set forth below.

                  3.2. Prepayment in full of the Loan is permitted at any time on or after the first day of the first (1st) Loan Month and prior to the Maturity Date; provided, however, that upon any such prepayment in full which is made on or before the last day of the eighteenth (18th) Loan Month, Borrower shall also pay Lender the Prepayment Fee. Any prepayment in full which is made on the Stated Maturity Date of May 1, 2000 or after the first day of the nineteenth (19th) Loan Month shall not be subject to the Prepayment Fee. The Prepayment Fee is consideration for the privilege of making such prepayment, and shall be paid to Lender simultaneously with the making of the prepayment. The Prepayment Fee shall not apply to (i) payments made pursuant to subsection 2.3 hereof, and (ii) prepayment in part or in full made with condemnation or insurance proceeds. Any such prepayment permitted hereunder and made by Borrower shall be applied to the repayment of the Loan in accordance with subsection 2.10 of this Note; provided however, that any sums applied to the principal balance of this Note shall be so applied in the inverse order of maturity.

                  3.3. Borrower shall give Lender thirty (30) days prior written notice of a proposed prepayment, which notice shall be irrevocable.

                  3.4. Any tender of payment by Borrower or any other party, except as expressly set forth in this Section 3.4, shall constitute a prohibited prepayment hereunder.

                  3.5. If an Event of Default shall occur, whether or not the maturity of this Note has been accelerated, then a tender of payment by Borrower, or by any entity on behalf of Borrower, of the amount necessary to satisfy all sums due under this Note and the Loan Documents (including, without limitation, any sums due on any judgment rendered in any foreclosure action, or any amounts necessary to redeem the property subject to the Loan Documents) made at a time prior to, during or after a judicial foreclosure or a sale pursuant to the exercise of a power of sale of the property subject to the Loan Documents, must, to the extent permitted by law and subject to the provisions of subsection
2.9 of this Note, be accompanied by the Prepayment Fee, if the Prepayment Fee would otherwise be applicable at the time of said Event of Default. Borrower acknowledges that Lender has relied upon the anticipated investment return under this Note in entering into this transaction and in making commitments to third parties.

                  3.6. Borrower acknowledges that the Prepayment Fee represents a reasonable estimate of a fair and equitable compensation for the loss that may be sustained by Lender due to the prepayment of the principal sum evidenced by this Note. The Prepayment Fee shall be paid without prejudice to the right of Lender to collect any other amounts provided to be paid under the Loan Documents. Nothing herein contained shall constitute an agreement on the part of Lender to accept any prepayment, other than as expressly provided in subsection
3.2 above.

         4. Extension Options.

                  4.1. Borrower shall have two (2) successive options (each, an "Extension Option") to extend the term of the Loan for a period of one (1) year each. Borrower's right to exercise any Extension Option shall be conditioned upon satisfaction by Borrower of each of the following conditions:

                  4.2. Borrower shall deliver an Extension Notice to Lender no earlier than the date that is ninety (90) days prior to the first day of the Extended Term to which such Extension Notice relates and no later than the date that is thirty (30) days prior to the first day of the Extended Term to which such Extension

Notice relates, TIME BEING OF THE ESSENCE WITH RESPECT TO SUCH DATES;

                  4.3. No Event of Default or Incipient Default shall exist on the date of delivery of the Extension Notice or on the first day of the Extended Term to which such Extension Notice relates; and

                  4.4. Borrower shall, simultaneously with the delivery of the Extension Notice, pay to Lender the Extension Fee, which fee shall be deemed fully earned by Lender upon payment thereof (irrespective of whether. the Loan is accelerated prior to the commencement or expiration of the Extended Term to which such payment relates).

         5. Net Cash Flow Payments.

                  5.1. At all times during the second Extended Term, Borrower shall, on the twentieth day of each Loan Month, pay to Lender the Additional Amortization Payment for the immediately preceding Loan Month. So long as no Event of Default or Incipient Default exists hereunder, Lender shall apply all Additional Amortization Payments to the reduction of the outstanding principal balance of the Loan in the inverse order of maturity. Upon the occurrence of an Event of Default, Lender shall apply the Additional Amortization Payments in the order and priority set forth in subsection 2.10 of the Note.

                  5.2. For purposes of calculating and making the Additional Amortization Payment due on the twentieth day of each Loan Month, Borrower shall base such calculation upon Borrower's unaudited, internally generated financial statements, which Borrower hereby covenants will be substantially true, correct and accurate at the time delivered to Lender. Following Lender's receipt of Borrower's audited financial statements (as required under Section 3. 1. K of the Loan Agreement), Lender shall recalculate the Additional Amortization Payments based upon said audited financial statements. Any shortage in the aggregate Additional Amortization Payments shall be paid to Lender by Borrower immediately following written notice thereof from Lender to Borrower.

         6. Default. Upon the occurrence of any Event of Default, the principal amount of the Loan, together with all accrued interest thereon and all amounts due and payable hereunder (including the Prepayment Fee, if applicable) shall immediately become due and payable on demand. If this Note, or any part hereof, is not paid when due, whether by acceleration or otherwise, Borrower promises to pay all costs of collection, including, but not limited to, reasonable attorneys, fees and disbursements, incurred by the holder hereof on account of such collection, whether or not suit is filed hereon. Additionally, after an Event of Default or the Maturity Date, the Interest Rate shall without notice immediately become the Default Rate.

         7. Notices. All notices, demands and requests required or desired to be given hereunder shall be in writing and shall be delivered in accordance with the provisions of Section 8.7 of the Loan Agreement which is hereby incorporated by reference.

         8. Governing Law. In all respects, including, without limitation, matters of construction and performance of this Note and the obligations arising hereunder, this Note shall be governed by, and construed in accordance with, the internal laws of the State of Connecticut applicable to contracts and obligations made in such state and any applicable laws of the United States of America.

         9. Waiver. Borrower hereby (a) waives demand, presentment for payment, notice of nonpayment, notice of intent to accelerate, notice of acceleration, protest, notice of protest and all other notice (except notice specifically provided for herein or in the Loan Documents), filing of suit and diligence in collecting this Note or enforcing any of the security for this Note, (b) agrees to any substitution, exchange or release of any party primarily or secondarily liable hereon, (c) agrees that Lender or any other holder hereof shall not be required first to institute suit or exhaust its remedies herein or to enforce its rights under any Loan Document in order to enforce payment of this Note, (d) consents to any extension or postponement of time of payment of this Note and to any other indulgence with respect hereto without notice thereof to Borrower, and
(e) agrees that the failure to exercise any option or election herein provided upon the occurrence of any default in respect hereto shall not be construed as a waiver of the right to exercise such option or election at any later date or upon the occurrence of a subsequent default in respect hereto.

         10. Business Purpose. Borrower represents and warrants that the proceeds of this Note will be used for business purposes and not for personal, family or household purposes.

         11. Severability. If any provision of this Note or any payments pursuant to this Note shall be invalid or unenforceable to any extent, the remainder of this Note and any other payments hereunder shall not be affected thereby and shall be enforceable to the greatest extent permitted by applicable law.

         12. Miscellaneous.

                  12.1. BORROWER HEREBY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS NOTE. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY BORROWER, AND BORROWER ACKNOWLEDGES THAT LENDER HAS NOT MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. BORROWER FURTHER ACKNOWLEDGES THAT BORROWER HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS NOTE AND IN THE MAKING OF THIS WAIVER BY

INDEPENDENT LEGAL COUNSEL, SELECTED BY BORROWER, AND THAT BORROWER HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

                  12.2. Borrower hereby submits to personal jurisdiction in the State of Connecticut for the enforcement of the provisions of this Note and irrevocably waives any and all rights to object to such jurisdiction for the purposes of litigation to enforce any provision of this Note. Borrower hereby consents to the jurisdiction of and agrees that any action, suit or proceeding to enforce this Note may be brought in any state or federal court in the State of Connecticut. Borrower hereby irrevocably waives any objection which Borrower may have to the laying of the venue of any such action, suit, or proceeding in any such court and hereby further irrevocably waives any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. Borrower hereby appoints the Secretary of the State of Connecticut as its agent for service of process; provided, however, Lender shall deliver to Borrower in accordance with the requirements of Section 7 of this Note a copy of any such service of process made upon the Secretary of the State of Connecticut. Borrower hereby consents that service of process in any action, suit or proceeding may be made by service upon the aforesaid agent for service of process, by personal service upon Borrower, or by delivery in accordance with the notice requirements of Section 7 of this Note or in such other manner permitted by law.

                  12.3. TO INDUCE LENDER TO ENTER INTO THE COMMERCIAL LOAN TRANSACTION EVIDENCED BY THIS NOTE AND THE LOAN AGREEMENT AND SECURED BY THE OTHER LOAN DOCUMENTS, BORROWER AGREES THAT THE SAID TRANSACTION IS COMMERCIAL AND NOT A CONSUMER TRANSACTION.

                  12.4. This Note shall be binding upon Borrower and its representatives, successors and assigns.

                  12.5. This Note may not be changed orally, but only by an agreement in writing signed by Borrower and Lender.

                  12.6. The headings used in this Note are for ease of reference only and shall not be used to construe or interpret this Note.

                  12.7. Borrower agrees that the terms and conditions of this Note are the result of negotiations between Borrower and Lender and that this Note shall not be construed in favor of or against any party by reason of the extent to which any party or its professionals participated in the preparation of this Note.

                  12.8. This Note amends and restates the Note (Secured) dated May 31, 1994 executed by Borrower in favor of Lender in the principal amount of $12,000,000, and evidences the indebtedness previously evidenced thereby.

         13. Limitation on Liability. The provisions of Section 8.20 of the Loan Agreement are incorporated herein by reference.

         IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by its duly authorized representative as of the date and year first above written.

                                    NET  2 L.P., a Delaware limited
                                    partnership

                                    By:  LEPERCQ NET 2 L.P., a Delaware
                                         limited partnership, Its
                                         General Partner

                                    By:  LEPERCQ NET 2 INC., a
                                         Delaware corporation

                                    By:
                                       --------------------------------------
                                         Its Vice President

                                    Borrower's Taxpayer Identification
                                    Number: 13-3497738

         Net 2 L.P. Amortization Schedule

               Loan Month        Principal Payment                  Balance
               ----------        -----------------                  -------
                                                                $24,500,000.00
                   1                $ 37,863.29                 $24,462,136.71
                   2                $ 38,139.38                 $24,423,997.33
                   3                $ 38,417.48                 $24,385,579.86
                   4                $ 38,697.60                 $24,346,882.25
                   5                $ 38,979.77                 $24,307,902.48
                   6                $ 39,264.00                 $24,268,638.48
                   7                $ 39,550.30                 $24,229,088.18
                   8                $ 39,838.69                 $24,189,249.49
                   9                $ 40,129.18                 $24,149,120.31
                  10                $ 40,421.79                 $24,108,698.52
                  11                $ 40,716.53                 $24,067,981.99
                  12                $ 41,013.42                 $24,026,968.57
                  13                $ 41,312.48                 $23,985,656.09
                  14                $ 41,613.71                 $23,944,042.37
                  15                $ 41,917.15                 $23,902,125.23
                  16                $ 42,222.79                 $23,859,902.43
                  17                $ 42,530.67                 $23,817,371.76
                  18                $ 42,840.79                 $23,774,530.98
                  19                $133,694.58                 $23,640,836.39
                  20                $134,669.44                 $23,506,166.95
                  21                $135,651.40                 $23,370,515.55
                  22                $136,640.53                 $23,233,875.02
                  23                $137,636.87                 $23,096,238.15
                  24                $138,640.47                 $22,957,597.68
                  25                $139,651.39                 $22,817,946.29
                  26                $140,669.68                 $22,677,276.61
                  27                $141,695.40                 $22,535,581.22
                  28                $142,728.59                 $22,392,852.63
                  29                $143,769.32                 $22,249,083.30
                  30                $144,817.64                 $22,104,265.66